Exhibit 24

December 31, 2012

The Board of Directors

c/o Mr. Sandeep Mathrani

Chief Executive Officer

General Growth Properties, Inc.

110 N. Wacker Dr.

Chicago, IL 60606

To the Board of Directors of General Growth Properties, Inc.:

Reference is made to that certain Warrant Purchase Agreement, dated as of December 31, 2012 (the “Warrant Purchase Agreement”), by and among BW Purchaser, LLC, a Delaware limited liability company, Pershing Square, L.P., a Delaware limited partnership, Pershing Square II, L.P, a Delaware limited partnership, and Pershing Square International, Ltd., a Cayman Islands exempted company, pursuant to which the Purchaser acquired warrants (the “Warrants”) to acquire 18,432,855 shares (subject to adjustment in accordance with the terms of the Warrant Agreement) of common stock, par value $0.01 per share (“Common Stock”), for an aggregate purchase price of $271,884,611.25 (the “Purchase Price”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Warrant Purchase Agreement.

Brookfield Asset Management Inc. hereby offers to you the ability to acquire from the Purchaser, in the next 30 days, all of the Warrants for the Purchase Price subject to entry into mutually acceptable definitive agreements and the taking by the Board of all actions required to approve the sale of the Warrants by the Purchaser to the Company in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

[Signature page follows]

Very truly yours,

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Cyrus Madon
Name: Cyrus Madon Title: Senior Managing Partner

[Letter to General Growth Properties, Inc.]

-2-